Boyle Leasing Technologies, Inc.

July 15, 1997

Mr. Gerard Armond Powell, CEO
Cooperative Images Inc./Elective Investments
210 West Fourth Street Suite 101
East Stroudsburg, PA 18301

Dear Mr. Powell:

On behalf of Boyle Leasing Technologies, Inc. ("BLT"), we are pleased to inform you of BLT `s commitment to provide financing to Cooperative Images Inc./ Elective Investments (the "Borrower") upon the terms and subject to the conditions set forth below.

The principal terms and conditions of the proposed financing are as follows:

Borrower:  Cooperative Images Inc./Elective Investments ("CIEI")

Guarantor: Mr. Gerard Armond Powell (to be capped at $1,000,000 after 12 months of satisfactory Consumer Note portfolio performance).

Amount:  $6,000,000.

Facility:  Secured Revolving/Term Line of Credit:

Purpose:  Support of Consumer Note Portfolio.

Security: First lien on Consumer Note agreements and an assignment of those Consumer Note agreement receivables: Lock-Box facility for cash receipts on secured portfolio; cash holdback pool.

Line Maturity:  One year from closing.

Satisfactory shall mean in accordance with Article 'B' of the covenants of this agreement.

Collateral:  Individual Consumer Notes; Cash.

Eligible Consumer Notes: Individual Notes must be current on borrowing date; Notes must be under 90 days past due to be eligible thereafter; initial term must be no more than 48 months (with no more than 10% of portfolio with original term greater than 36 months at any time); amount financed per individual Note not to exceed $10,000.

Collateral Base: 95% of remaining payments on Eligible Consumer Note Pool discounted at 20% annual interest rate compounded monthly (Net Present Value
(NPV)); Collateral Base value not to fall below outstanding loan balance calculated on a monthly basis - if this occurs CIEI must pledge additional Note contracts or repay principal to fill shortfall.

CIEI Repayment: CIEI term equal to average remaining term of Consumer Note portfolio presented for funding (rounded to the Nearest whole number), less three months.

Interest Rate/Fees:  20%

Advance Rate: 95% of NPV; 5% cash holdback on each individual Consumer Note "batch' borrowing (holdback to be released upon each individual "batch" of Consumer Notes paid off).

Optional Prepayment:  Without penalty at any time.

Covenants: Those covenants which are customary to this type of transaction, including, but not limited to, the following:

(A) Minimum Tangible Net Worth of $75,000, as a base amount, stepping up by 100% of net income per quarter after 9/30/97, not to be reduced for losses;

(B) Minimum cash flow coverage of 75% of all expected Note payments to lock-box generated on pledged portfolio in any such fiscal month;

(C) Borrower will notify BLT promptly of any event of default or material adverse change in its business or financial position;

(D) Provision of Consolidated monthly (unaudited) and annual (audited - BLT approved CPA) financial statements (including cash flows), monthly covenant compliance certificates, monthly agings, annual projections and budgets and other information as reasonably requested;

(E) Inspection of the Borrower's properties, books and records as requested, including periodic reviews by BLT;

(F) Indemnification from Borrower;

(G) Payment of all expenses, including, without limitation, filings, inspection exams, and attorneys' fees and disbursements. Except in a case where BLT causes the loan not to close. In such case BLT will be responsible for all fees.

Conditions: Those conditions which are customary to this type of transaction, including, but not limited to, the following:

(B) All matters which BLT would deem material to its Credit decision will have been disclosed to BLT and all exceptions to the representations and warranties in the Business Loan Agreement shall be acceptable to BLT in Its sole discretion;

C) Review of Consumer Note documents underlying the Borrower's receivables and of documents evidencing existing indebtedness, which review shall be satisfactory to BLT in its sole discretion;

D) Reference checking of the Borrower satisfactory to BLT in its sole discretion;

(E) No change in the capital structure of the Borrower;

F) The Business Loan Agreement shall have been executed and delivered, the conditions set forth herein and therein shall have been satisfied and the transactions contemplated hereby and thereby shall have been consummated by August 15, 1997;

G) GLT shall have received a legal opinion from Borrower's counsel in form and substance satisfactory To BLT and covering such matters (including due authorization, enforceability and perfection) as BLT shall require;

(H) No material adverse change in the assets, business or financial condition of the Borrower;

I) No litigation pending or threatened which in BLT's judgment would adversely affect the proposed financing or business of the Borrower after the transaction;

J) All necessary filings and recordings against the collateral shall have been completed in a manner mutually acceptable to BLT and the Borrower;

K) The Borrower shall have received all necessary Federal, State and Local regulatory approvals, if any, and shall be in compliance with all applicable laws and regulations;

L) BLT shall have received such other information, documents, opinions and certificates as it shall reasonably request;

M) Jurisdiction is the State of Massachusetts.

This letter does not constitute a binding offer, agreement or commitment to lend. Such a commitment will exist only after negotiation, execution and delivery of a Business Loan Agreement and related documents and satisfaction of the conditions to be specified in the Business Loan Agreement and related documents as well as the conditions set forth above in this letter.

The Borrower agrees to indemnify and hold harmless BLT and its directors, officers, agents, subsidiaries and affiliates from and against any and all damages, losses, claims and liabilities (including attorneys' fees and expenses) to which any such person may become subject arising out of or in connection with this letter or the transactions contemplated hereby (whether or not such transactions are :consummated), provided that the foregoing indemnity person to the extent its losses, claims, damages or liabilities are found by a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified person.

The Borrower agrees to pay or reimburse BLT for all of BLT's reasonable expenses incurred in connection with this letter and the transactions contemplated hereby (whether or not such transactions are consummated), including, without limitation, the fees and expenses of BLT's counsel, examination expenses, and reasonable miscellaneous expenses incurred in connection with the drafting, negotiation, and delivery of loan documents and necessary filings. See Article
G of Covenants.

If the foregoing is satisfactory to you, please evidence your acceptance of this letter by signing and returning the enclosed copy of this letter to us not later than July 31, 1997.

Sincerely yours,                                      Accepted:
                                                      Cooperative Images,
Inc./
                                                      Elective Investment

/s/ J. Gregory Hines
J. Gregory Hines                                      By: /s/ Gerard A. Powell
Vice President                                        Gerard A. Powell, CEO